Exhibit 99.1

Socket Mobile Appoints David A. Holmes to Board of Directors

FREMONT, Calif., – August 4, 2026 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading provider of data capture and delivery solutions for enhanced workplace productivity, today announced that its Board of Directors has appointed David A. Holmes, the Company's President and Chief Executive Officer, to serve as a member of the Board of Directors, effective August 3, 2026.

Mr. Holmes was appointed President and Chief Executive Officer in June 2026 and has led the Company's efforts to strengthen operational execution, manage costs, and advance its strategic priorities. As a member of the Board, he will contribute his operational expertise and leadership experience to the Company's long-term strategy and governance.

"We are pleased to welcome Dave to the Board of Directors," said Charlie Bass, Chairman of the Board. "Since becoming CEO, Dave has demonstrated strong leadership and a clear focus on executing the Company's strategic objectives. We look forward to his continued contributions in his expanded role."

"I am honored to join the Board of Directors," said Mr. Holmes. "I look forward to working closely with my fellow directors as we continue executing our strategy, serving our customers, and creating long-term value for our stockholders."

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode-enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless readers/writers. Mobile Applications servicing the specialty retailer, field service, digital ID, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Fremont, Calif., and can be reached at +1-510-933-3000 or www.socketmobile.com (AU, EMEA, UK). Follow Socket Mobile on LinkedIn, X, and keep up with our latest News and Updates (AU, EMEA, UK).

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

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